Exhibit 99.1

Fulgent Genetics Reports Fourth Quarter and Full Year 2019 Financial Results

Fourth Quarter 2019 Results:

•	Revenue totals $8.4 million, growing 48% year over year
•	Billable tests delivered total 13,977, growing 118% year over year
•	Gross Margin improves more than 5 percentage points year over year; cost per test improves approximately 40% year over year
•	GAAP loss of $296,000, or $0.01 per share
•	Non-GAAP income of $778,000, or $0.04 per share
•	Adjusted EBITDA of $1.1 million

Full Year 2019 Results:

•	Revenue totals $32.5 million, growing 52% year over year
•	Billable tests delivered total 58,573, growing 163% year over year
•	Gross Margin improves more than 7 percentage points year over year; cost per test improves approximately 50% year over year
•	GAAP loss of $411,000, or $0.02 per share
•	Non-GAAP income of $3.6 million, or $0.19 per share
•	Cash flow from operations of positive $5.5 million
•	Adjusted EBITDA of $4.9 million

TEMPLE CITY, CA, March 10, 2020 —Fulgent Genetics (NASDAQ: FLGT) (“Fulgent Genetics” or the “company”), a provider of comprehensive genetic testing and Next Generation Sequencing (“NGS”) solutions, today announced financial results for its fourth quarter and full year ended December 31, 2019.

Fourth quarter revenue was $8.4 million, an increase of 48% year over year from $5.7 million in the fourth quarter of 2018. GAAP loss for the fourth quarter of 2019 was $296,000, or $0.01 per share, and non-GAAP income was $778,000, or $0.04 per share.

Full year 2019 revenue was $32.5 million, an increase of 52% year over year from $21.4 million in the prior year. GAAP loss for the full year 2019 was $411,000, or $0.02 per share, and non-GAAP income was $3.6 million, or $0.19 per share.

Adjusted EBITDA was $1.1 million in the fourth quarter of 2019, compared to $37,000 in the fourth quarter of 2018. Adjusted EBITDA was $4.9 million for the full year 2019, compared to a loss of $747,000 for the full year 2018.

Non-GAAP income (loss) and adjusted EBITDA are described below under “Note Regarding Non-GAAP Financial Measures” and are reconciled to the most directly comparable GAAP financial measure, GAAP income (loss), in the accompanying tables.

Ming Hsieh, Chairman and Chief Executive Officer, said, “We had a strong finish to the year, which was highlighted by revenue growth of more than 50% and billable test volume growth of more than 160%, year over year. We saw continued traction with our core oncology and reproductive health businesses in the quarter, while we continued to expand and diversify our customer base in both the clinical and research markets. As we look ahead, we remain focused on driving growth in our core test markets utilizing our technology platform while expanding our reach through partnerships and licensing agreements. We also see incremental opportunity to grow our international business, where we are in the early stages of expanding our sales organization. We look forward to providing updates on these initiatives in the year ahead.”

Paul Kim, Chief Financial Officer, said, “We are pleased with our fourth quarter results, which capped off a strong year of growth for Fulgent. As our business continues to stabilize and scale, we have seen ongoing improvements in gross margin and operating leverage, which both improved year over year in the fourth quarter. We were also pleased to generate $4.9 million in Adjusted EBITDA and $5.5 million in operating cash flow for the year, which together with the proceeds from the equity financing we completed in November, position us very well for long term growth and expansion.”

Mr. Kim added, “We will provide a formal update on our guidance regarding certain financial measures during our investment community conference call to shortly follow the issuance of this press release.”

Conference Call Information

Fulgent Genetics will host a conference call for the investment community today at 4:30 PM ET (1:30 PM PT) to discuss its fourth quarter and full year 2019 results. Press and industry analysts are invited to attend in listen-only mode.

The call can be accessed through a live audio webcast in the Investors section of the company’s website, http://ir.fulgentgenetics.com, and through a live conference call by dialing (855) 321-9535 using the conference ID 9135649. An audio replay will be available in the Investors section of the company’s website or by calling (855) 859-2056 using passcode 9135649 through March 17, 2020.

Note Regarding Non-GAAP Financial Measures

Certain of the information set forth in this press release, including non-GAAP income (loss) and adjusted EBITDA, are non-GAAP financial measures. Fulgent Genetics believes this information is useful to investors because it provides a basis for measuring the performance of Fulgent’s business excluding certain income or expense items that management believes are not directly attributable to the company’s core operating results. Fulgent Genetics defines non-GAAP income (loss) as income (loss) calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), plus or minus provisions (benefits) for income taxes, plus equity-based compensation expenses, plus or minus equity income (loss) in investee, plus or minus the effect of a corporate tax rate, and plus or minus other charges or gains, as identified, that management believes are not representative of the company’s core operations. Fulgent Genetics defines adjusted EBITDA as GAAP income (loss) plus or minus interest expense (income), plus or minus provisions (benefits) for income taxes, plus depreciation, plus equity-based compensation expenses, plus or minus equity income (loss)

in investee, and plus or minus other charges or gains, as identified, that management believes are not representative of the company’s core operations.

Fulgent Genetics may continue to incur expenses similar to the items added to or subtracted from GAAP income (loss) to calculate non-GAAP income (loss) and adjusted EBITDA; accordingly, the exclusion of these items in the presentation of these non-GAAP financial measures should not be construed as an implication that these items are unusual, infrequent or non-recurring. Management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measure of income (loss) in evaluating the company's operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in conformity with GAAP, and non-GAAP financial measures as reported by Fulgent Genetics may not be comparable to similarly titled metrics reported by other companies.

About Fulgent Genetics

Fulgent Genetics is a technology company with a focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the quality of patient care. The company has developed a proprietary technology platform that allows it to offer a broad and flexible test menu and continually expand and improve its proprietary genetic reference library, while maintaining accessible pricing, high accuracy and competitive turnaround times. The company believes its test menu offers more genes for testing than its competitors in today’s market, which enables it to provide expansive options for test customization and clinically actionable results.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: anticipated growth of and increased stability in the company’s business and performance, including its volume and expected volume growth of billable tests delivered, and evaluations and judgments regarding diversification, traction, momentum, partnerships, and the company’s recent performance; the success of the company’s investments in its business; the timing, commercial success and impact on the company’s results of new product launches and other initiatives; and the company’s identification and evaluation of opportunities and its ability to capitalize on opportunities to grow its business.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the company’s future performance, and they are based on management’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the company’s business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the market potential for, and the rate and degree of market adoption of, the company’s tests and genetic testing generally; the company’s ability to capture a sizable share of the developing market for genetic testing and compete successfully in this market, including its ability to continue to develop new tests that are attractive to its various customer markets and otherwise keep pace with rapidly changing technology; the company’s ability to maintain the low internal costs of its business model, particularly as the company makes investments across its business; the company’s ability to maintain an acceptable margin on sales of its tests, particularly in light of increasing competitive pressures and other factors that may continue to reduce the company’s sale prices for and margins on its tests; risks related to volatility in the company’s results, which can fluctuate significantly from period to period; risks associated with the composition of the company’s customer base, which can fluctuate from period to period and can be comprised of a small number of customers that account for a significant portion of the company’s revenue; the company’s ability to grow and diversify its customer base and increase demand from existing and new customers; the company’s investments in its infrastructure, including its sales organization and operational capabilities, and the extent to which these investments impact the company’s business and performance and enable it to manage any growth it may experience in future periods; the company’s level of success in obtaining coverage and adequate reimbursement and collectability levels from third-party payors for its tests; the company’s level of success in establishing and obtaining the intended benefits from partnerships, joint ventures or other relationships; the company’s compliance with the various evolving and complex laws and regulations applicable to its business and its industry; risks associated with the company’s international operations; the company’s ability to protect its proprietary technology platform; and general industry, economic, political and market conditions. As a result of these risks and uncertainties, forward-looking statements should not be relied on or viewed as predictions of future events.

The forward-looking statements made in this press release speak only as of the date of this press release, and the company assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law.

The company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2019 and the other reports it files from time to time, including subsequently filed quarterly and current reports, are made available on the company’s website upon their filing with the Securities and Exchange Commission. These reports contain more information about the company, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release. In particular, you are encouraged to review the Company’s annual report on Form 10-K for the year ended December 31, 2019 for any revisions or updates to the information in this release.

Investor Relations Contact:

The Blueshirt Group

Nicole Borsje, 415-217-2633, nborsje@blueshirtgroup.com

FULGENT GENETICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
December 31, 2019 and 2018
(in thousands)

	December 31,
ASSETS:	2019	2018
Cash and cash equivalents	$11,965	$6,736
Investments in marketable securities	58,251	30,684
Accounts receivable, net	6,555	5,948
Property and equipment, net	5,974	6,446
Other assets	6,011	4,090
Total assets	$88,756	$53,904

LIABILITIES & EQUITY:
Accounts payable, accrued liabilities and other liabilities	$5,979	$2,752
Total stockholders’ equity	82,777	51,152
Total liabilities & equity	$88,756	$53,904

FULGENT GENETICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
Three and Twelve Months Ended December 31, 2019 and 2018
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$8,387	$5,673	$32,528	$21,351
Cost of revenue (1)	3,634	2,769	14,107	10,697
Gross profit	4,753	2,904	18,421	10,654

Operating expenses:
Research and development (1)	1,795	1,426	6,537	5,534
Selling and marketing (1)	1,635	1,128	5,898	4,652
General and administrative (1)	1,732	1,379	6,414	5,538
Total operating expenses	5,162	3,933	18,849	15,724
Operating loss	(409)	(1,029)	(428)	(5,070)
Interest income and other income	249	98	837	434
Income (loss) before income taxes and equity loss in investee	(160)	(931)	409	(4,636)
Provision for (benefit from) income taxes	(38)	888	43	36
Income (loss) before equity loss in investee	(122)	(1,819)	366	(4,672)
Equity loss in investee	(174)	(234)	(777)	(935)
Net loss	$(296)	$(2,053)	$(411)	$(5,607)
Net loss per common share:
Basic	$(0.01)	$(0.11)	$(0.02)	$(0.31)
Diluted	$(0.01)	$(0.11)	$(0.02)	$(0.31)
Weighted average common shares:
Basic	19,984	18,117	18,709	17,978
Diluted	19,984	18,117	18,709	17,978

(1) Equity-based compensation expense was allocated as follows:
Cost of revenue	$193	$127	$676	$523
Research and development	334	215	1,024	732
Selling and marketing	202	124	845	460
General and administrative	209	132	664	589
Total equity-based compensation expense	$938	$598	$3,209	$2,304

FULGENT GENETICS, INC.
Non-GAAP Income (Loss) Reconciliation
Three and Twelve Months Ended December 31, 2019 and 2018
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(296)	$(2,053)	$(411)	$(5,607)
Provision for (benefit from) income taxes	(38)	888	43	36
Equity-based compensation expense	938	598	3,209	2,304
Non-GAAP tax effect (1)	—	—	—	—
Equity loss in investee	174	234	777	935
Non-GAAP income (loss)	$778	$(333)	$3,618	$(2,332)
Net loss per common share:
Basic	$(0.01)	$(0.11)	$(0.02)	$(0.31)
Diluted	$(0.01)	$(0.11)	$(0.02)	$(0.31)
Non-GAAP income (loss) per common share:
Basic	$0.04	$(0.02)	$0.19	$(0.13)
Diluted	$0.04	$(0.02)	$0.19	$(0.13)

Weighted average common shares:
Basic	19,984	18,117	18,709	17,978
Diluted	19,984	18,117	18,709	17,978

(1) Tax rates as follows:
Corporate tax rate of zero for the three and twelve months ended December 31, 2019 and 2018 due to full valuation allowance.

FULGENT GENETICS, INC.
Non-GAAP Adjusted EBITDA Reconciliation
Three and Twelve Months Ended December 31, 2019 and 2018
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(296)	$(2,053)	$(411)	$(5,607)
Interest income, net	(252)	(168)	(871)	(578)
Provision for (benefit from) income taxes	(38)	888	43	36
Equity-based compensation expense	938	598	3,209	2,304
Depreciation	558	538	2,107	2,163
Equity loss in investee	174	234	777	935
Adjusted EBITDA	$1,084	$37	$4,854	$(747)